 Exhibit 99.1

Investor Contact:

Joseph D. Gangemi

Senior Vice President & Chief Financial Officer

(610) 695-3676

Media Contact:

David Culver, VP Public Relations

Boyd Tamney Cross

(610) 254-7426

Malvern Bancorp, Inc. Reports Net Income of $1.2 million or $0.19 per Share for the Third Quarter of Fiscal 2015, Representing a 208.18% Increase over the Third Quarter of Fiscal 2014

PAOLI, PA., July 29, 2015 -- Malvern Bancorp, Inc. (NASDAQ: MLVF) (the "Company"), parent company of Malvern Federal Savings Bank (“MFSB” or the “Bank”), today reported operating results for the third quarter ended June 30, 2015. Net income amounted to $1.2 million, or $0.19 per share, for the quarter ended June 30, 2015, an increase of $814,000 or approximately 208.2 percent as compared with the net income of $391,000, or $0.06 per share, for the quarter ended June 30, 2014.

“Our third quarter and year-to-date earnings are strong and reflect increasing momentum as we continue to expand our banking relationships, improve fundamentals and move forward with our business model for the new Malvern. Third quarter performance reflects stable asset quality, a rise in net income and continued success in positioning the Company for growth. We are pleased with the significant improvements accomplished here since the transition began last September and with the financial returns delivered thus far," said Anthony C. Weagley, Chief Executive Officer & President of Malvern Bancorp, Inc.

For the nine months ended June 30, 2015, net income amounted to $2.5 million, or $0.40 per share, compared with the net income of $29,000, or $0.00 per share, for the nine months ended June 30, 2014.

Highlights for the quarter include:

•	Return on average assets (ROAA) was 0.77% for the three months ended June 30, 2015, compared to 0.27% a year earlier, and return on average equity (ROAE) rose to 6.01% for the three months ended June 30, 2015, compared with 2.05% for the three months ended June 30, 2014.

•	Non-performing assets (“NPAs”) were at 0.44 percent of total assets at June 30, 2015, compared to 0.82 percent at June 30, 2014 and 0.80 percent at September 30, 2014. The allowance for loan losses as a percentage of total non-performing loans was 337.1 percent at June 30, 2015 compared to 157.1 percent at June 30, 2014 and 191.9 percent at September 30, 2014.

•	The Company’s ratio of shareholders’ equity to total assets was 12.79 percent at June 30, 2015, compared to 13.26 percent at June 30, 2014, and 14.16 percent at September 30, 2014.

•	Book value per common share amounted to $12.17 at June 30, 2015, compared to $11.69 at June 30, 2014 and $11.71 at September 30, 2014.

•	The efficiency ratio, a non-GAAP measure, was 69.0 percent for the third quarter of fiscal 2015 on an annualized basis, compared to 92.6 percent in the third quarter of fiscal 2014 and 87.8 percent in the fourth quarter of fiscal 2014.

•	The Company’s balance sheet reflected stable asset quality, and capital levels that exceeded accepted standards for a well-capitalized institution.

Selected Financial Ratios (unaudited; annualized where applicable)

As of or for the quarter ended:	6/30/15	3/31/15	12/31/14	9/30/14	6/30/14
Return on average assets	0.77%	0.64%	0.22%	0.21%	0.27%
Return on average equity	6.01%	5.05%	1.65%	1.53%	2.05%
Net interest margin (tax equivalent basis)	2.61%	2.58%	2.61%	2.70%	2.76%
Loans / deposits ratio	84.54%	85.57%	87.61%	94.10%	88.61%
Shareholders’ equity / total assets	12.79%	12.68%	12.91%	14.16%	13.26%
Efficiency ratio (1)	69.0%	76.6%	87.5%	87.8%	92.6%
Book value per common share	$12.17	$12.20	$11.88	$11.71	$11.69

_____________

(1)	Information reconciling non-GAAP measures to GAAP measures is presented elsewhere in this press release.

Net Interest Income

For the three months ended June 30, 2015, total interest income on a fully tax equivalent basis increased $97,000 or 1.9 percent, to $5.2 million, compared to the three months ended June 30, 2014. Interest income rose in the quarter ended June 30, 2015, compared to the comparable period in fiscal 2014 primarily due to a $64.1 million increase in the average balance of our investment securities. Total interest expense increased by $36,000, or 2.9 percent, to $1.3 million, for the three months ended June 30, 2015, compared to the comparable period in fiscal 2014.

Net interest income on a fully tax equivalent basis was $3.9 million for the three months ended June 30, 2015, increasing $61,000, or 1.6 percent, from $3.8 million for the comparable three month period in fiscal 2014. The change for the three months ended June 30, 2015, primarily was the result of an increase in average interest earning assets, which increased $41.3 million. The net interest spread on an annualized tax-equivalent basis was at 2.46 percent and 2.62 percent for the three months ended June 30, 2015 and June 30, 2014, respectively. For the quarter ended June 30, 2015, the Company’s net interest margin on a tax equivalent basis decreased to 2.61 percent as compared to 2.76 percent for the same three month period in 2014. “We continue to carry excess liquidity in our cash pool. As we have discussed, this is a positive trend for the Company and positions the Company to fuel increased loan originations. We anticipate an improvement in margin as the cash is deployed to earning-assets, “commented Mr. Weagley.

The 2.9 percent increase in interest expense for the quarter primarily reflects higher volumes of borrowings. The average cost of funds was 1.02 percent for the quarter ended June 30, 2015 as compared to 1.05 percent for the same three month period in fiscal 2014 and on a linked sequential quarter decreased two basis points compared to the second quarter of fiscal 2015.

For the nine months ended June 30, 2015, total interest income on a fully tax equivalent basis decreased $160,000 or 1.0 percent, to $15.2 million, compared to $15.4 million for the nine months ended June 30, 2014. Total interest expense increased by $27,000, or 0.7 percent, to $3.9 million, for the nine months ended June 30, 2015, compared to the comparable period in fiscal 2014. Interest income declined for the nine months ended June 30, 2015, compared to the comparable period in fiscal 2014 primarily due to a $26.8 million decline in average loan balances. The decline in loan balances was primarily due to a 5.2 percent decrease in residential mortgage loans, a 3.2 percent decrease in construction and development loans, as well as a 8.8 percent decline in consumer loans. Even with the overall decline in the loan portfolio balance, there was a 6.2 percent growth in commercial loans. Compared to the same period in fiscal 2014, for the nine months ended June 30, 2015, average interest earning assets increased $22.2 million while net interest spread and margin decreased on an annualized tax-equivalent basis by 17 basis points and 15 basis points, respectively.

2

Earnings Summary for the Period Ended June 30, 2015

The following table presents condensed consolidated statements of operations data for the periods indicated.

Condensed Consolidated Statements of Operations (unaudited)

(dollars in thousands, except per share data)

For the quarter ended:	6/30/15	3/31/15	12/31/14	9/30/14	6/30/14
Net interest income	$3,838	$3,836	$3,561	$3,617	$3,826
Provision for loan losses	—	—	90	183	—
Net interest income after provision for loan losses	3,838	3,836	3,471	3,434	3,826
Other income	640	745	511	446	744
Other expense	3,273	3,573	3,661	3,569	4,179
Income before income tax expense	1,205	1,008	321	311	391
Income tax expense	—	—	—	17	—
Net income	$1,205	$1,008	$321	$294	$391
Earnings per common share:
Basic	$0.19	$0.16	$0.05	$0.05	$0.06
Weighted average common shares outstanding:
Basic	6,395,126	6,391,521	6,387,932	6,384,319	6,380,726

Other Income

Other income decreased $104,000 for the third quarter of fiscal 2015 compared with the same period in fiscal 2014. During the third quarter of fiscal 2015, the Company recorded $145,000 in net gains on sales of investment securities compared to $69,000 net gains on sales of investment securities for the same period in fiscal 2014. Excluding net securities gains and losses, a non-GAAP measure, the Company recorded other income of $495,000 for the three months ended June 30, 2015 compared to other income of $675,000 for the three months ended June 30, 2014 and $446,000 for the three months ended September 30, 2014. Decreases in other income in the third quarter of fiscal 2015 when compared to the third quarter of fiscal 2014 (excluding securities gains) were primarily from a decrease of $267,000 in net gain on sale of loans, a decrease in bank owned life insurance income of $8,000 and a decrease in rental income of $2,000, partially offset by an increase of $56,000 in service charges on deposit accounts and a decrease of $41,000 in loss on disposal of fixed assets.

For the nine months ended June 30, 2015, total other income increased $187,000 compared to the same period in fiscal 2014, primarily as a result of $354,000 related to an increase in net gains on sales of investment securities, partially offset by decreased income on bank owned life insurance and net gain on sale of loans.

The following table presents the components of other income for the periods indicated.

(in thousands, unaudited)
For the quarter ended:	6/30/15	3/31/15	12/31/14	9/30/14	6/30/14
Service charges on deposit accounts	$286	$264	$270	$235	$230
Rental income – other	61	64	64	64	63
Net gains on sales of investments, net	145	266	26	—	69
Loss on disposal of fixed assets	—	—	—	—	(41)
Gain on sale of loans, net	16	20	19	13	283
Bank-owned life insurance	132	131	132	134	140
Total other income	$640	$745	$511	$446	$744

3

Other Expense

Total other expense for the third quarter of fiscal 2015 amounted to $3.3 million, which was approximately $300,000 or 8.4 percent lower than other expense for the three months ended March 31, 2015. The reduction in other expense in the third quarter of fiscal 2015 was primarily related to a decrease in employee salaries and benefits, which decreased $217,000 from the quarter ended March 31, 2015, as well as, a $70,000 decrease in professional fees, a $58,000 decrease in occupancy expense, a $70,000 decrease in other operating expenses and a $6,000 decrease in advertising. These reductions were partially offset by increases in federal deposit insurance premium of $19,000, data processing expense of $11,000 and other real estate owned expense of $91,000.

The decrease in other expense for the three months ended June 30, 2015, when compared to the quarter ended June 30, 2014, was approximately $906,000, or 21.7 percent. Decreases primarily reflected reductions in salaries and employee benefits of $662,000, primarily due to workforce reductions, professional fees of $99,000, primarily reflecting lower expenses related to loan workouts, occupancy expense of $164,000, primarily attributable to a decrease in rent expense of $69,000 and building and equipment expenses of $80,000 primarily due to elimination of expenses related to a branch closure in fiscal 2014 as well as a reduction in expenses associated with janitorial, snow removal and related activities, advertising expense of $47,000 and a $42,000 improvement in other real estate owned expense, net. These decreases were partially offset by increases of $72,000 in other operating expense, $19,000 in federal deposit insurance premium and $17,000 in data processing expense. The increase in other operating expense was primarily due to an increase of $70,000 in director compensation, a $45,000 increase in insurance and bond expense, a $57,000 increase in other operating expense and a $56,000 increase in amortization of mortgage servicing rights.

For the nine months ended June 30, 2015, total other expense was reduced by $2.6 million, or 19.6 percent, compared to the same fiscal period in 2014. Decreases primarily included $1.5 million in salaries and employee benefits primarily due to workforce reductions, $380,000 in occupancy expense, $276,000 in advertising costs, $497,000 in professional fees, $234,000 in other real estate owned expense and $18,000 in data processing. These decreases were partially offset by an increase in other operating expenses of $358,000 and a slight increase in federal deposit insurance premium of $2,000.

The following table presents the components of other expense for the periods indicated.

(in thousands, unaudited)
For the quarter ended:	6/30/15	3/31/15	12/31/14	9/30/14	6/30/14
Salaries and employee benefits	$1,333	$1,550	$1,728	$1,636	$1,995
Occupancy expense	407	465	424	415	571
Federal deposit insurance premium	203	184	167	183	184
Advertising	54	60	85	86	101
Data processing	312	301	302	312	295
Professional fees	364	434	343	567	463
Other real estate owned expense (income), net	32	(59)	(36)	(470)	74
Other operating expenses	568	638	648	840	496
Total other expense	$3,273	$3,573	$3,661	$3,569	$4,179

Statement of Condition Highlights at June 30, 2015

Commenting on the balance sheet, Mr. Weagley indicated: "Our efforts to change the balance sheet continued during the third quarter. We continue to execute on our business plans and are positioning the Company to take advantage of the signs for growth we see in our markets and transition to a commercial bank balance sheet. The new Malvern brand has been successfully launched." Highlights as of June 30, 2015 included:

  Balance sheet strength, with total assets amounting to $624.2 million at June 30, 2015, increasing $82.0 million, or 15.1 percent compared to September 30, 2014 and increasing $46.2 million, or 8.0 percent compared to June 30, 2014.
4

    Net loans were $371.9 million at June 30, 2015, decreasing $14.2 million, or 3.7 percent and $20.7 million, or 5.3 percent, from September 30, 2014 and June 30, 2014, respectively.

    Deposits totaled $443.2 million at June 30, 2015, an increase of $30.3 million or 7.3 percent compared to September 30, 2014 and a decrease of $2.8 million, or 0.6 percent, since June 30, 2014. Total demand, savings, money market, and certificates of deposit less than $100,000, increased $16.7 million or 5.4 percent from September 30, 2014 and decreased $3.7 million or 1.1 percent from June 30, 2014. During fiscal 2015, we have focused on allowing our relatively higher costing non-household certificates of deposit to run off while attempting to increase our relatively lower costing core and commercial deposits as a source of funds.

    Borrowings totaled $93.0 million, $48.0 million and $48.0 million at June 30, 2015, September 30, 2014 and June 30, 2014, respectively.

  Condensed Consolidated Statements of Condition

  The following table presents condensed consolidated statements of condition data as of the dates indicated.

Condensed Consolidated Statements of Condition (unaudited)

(in thousands)
At quarter ended:	6/30/15	3/31/15	12/31/14	9/30/14	6/30/14
Cash and due from depository institutions	$3,460	$1,056	$1,404	$1,203	$1,155
Interest bearing deposits in depository institutions	20,833	50,587	46,648	17,984	41,300
Investment securities, available for sale, at fair value	130,509	113,557	135,786	100,943	104,985
Investment securities held to maturity	59,243	50,697	—	—	—
Restricted stock, at cost	4,369	4,602	3,805	3,503	3,495
Loans held for sale	657	—	—	—	—
Loans receivable, net of allowance for loan losses	371,897	377,340	383,389	386,074	392,582
Other real estate owned	1,366	1,430	1,494	1,964	1,645
Accrued interest receivable	2,404	2,168	1,623	1,322	1,300
Property and equipment, net	6,502	6,592	6,718	6,823	6,897
Deferred income taxes	2,816	2,940	2,419	2,376	2,575
Bank-owned life insurance	18,659	18,527	18,397	18,264	21,003
Other assets	1,529	1,610	1,487	1,808	1,151
Total assets	$624,244	$631,106	$603,170	$542,264	$578,088
Deposits	$443,218	$444,146	$440,625	$412,953	$446,036
Borrowings	93,000	98,000	78,000	48,000	48,000
Other liabilities	8,214	8,934	6,660	4,539	7,385
Shareholders' equity	79,812	80,026	77,885	76,772	76,667
Total liabilities and shareholders’ equity	$624,244	$631,106	$603,170	$542,264	$578,088

  The following table reflects the composition of the Company’s deposits as of the dates indicated.

Deposits (unaudited)
(in thousands)
At quarter ended:	6/30/15	3/31/15	12/31/14	9/30/14	6/30/14
Demand:
Non-interest bearing	$26,877	$25,111	$22,242	$23,059	$22,782
Interest-bearing	85,085	87,921	86,948	81,921	88,072
Savings	44,949	44,848	44,747	44,917	46,645
Money market	78,963	70,066	69,553	59,529	61,291
Time	207,344	216,200	217,135	203,527	227,246
Total deposits	$443,218	$444,146	$440,625	$412,953	$446,036

5

  Loans

  Total loans were $374.7 million at June 30, 2015. Mr. Weagley commented: “Outstanding loan balances remained relatively stable with a continued decrease in the residential components of our portfolios. Our focus will continue to be the commercial sectors of the loan portfolios for asset growth and new loan generation continues to grow underscoring the ability of the Company to gain traction and scale the Malvern balance sheet.” The Company had approximately $19.8 million in new loan originations and advances during the third quarter of fiscal 2015. This new loan activity and advances were offset by prepayments, scheduled payments, maturities and payoffs of $25.2 million. Average loans during the third quarter of fiscal 2015 totaled $379.0 million as compared to $412.5 million during the third quarter of fiscal 2014, representing an 8.1 percent decrease.

  The Company’s total loans in the third quarter of 2015 decreased $5.4 million, to $374.7 million at June 30, 2015, from $380.1 million at March 31, 2015. The allowance for loan losses amounted to $4.6 million at both June 30, 2015 and March 31, 2015.

  At the end of the third quarter of fiscal 2015, the loan portfolio remained weighted toward the core residential portfolio, with single-family residential real estate accounting for 58.5 percent of the loan portfolio, commercial loans accounting for 22.1 percent, and consumer loans representing 17.6 percent of the loan portfolio at such date. Total loans decreased $13.9 million, to $374.7 million at June 30, 2015 compared to $388.6 million at September 30, 2014. The $13.9 million reduction in the loan portfolio at June 30, 2015 compared to September 30, 2014, primarily reflected reductions of $12.1 million in residential mortgage loans and $6.3 million in consumer loans. These decreases were partially offset by a $4.8 million increase in commercial loans at June 30, 2015 as compared to September 30, 2014. At June 30, 2014, total loans were $395.2 million. The decreased loan balance in the loan portfolio at June 30, 2015 compared to June 30, 2014, primarily reflected reductions of $15.9 million in residential mortgage loans, $2.2 million in construction and development loans and $8.0 million in consumer loans, which were partially offset by a $5.5 million increase in commercial loans.

  The following reflects the composition of the Company’s loan portfolio as of the dates indicated.

Loans (unaudited)
(in thousands)
At quarter ended:	6/30/15	3/31/15	12/31/14	9/30/14	6/30/14
Residential mortgage	$219,197	$225,232	$229,507	$231,324	$235,050
Construction and Development:
Residential and commercial	6,751	5,922	6,039	5,964	7,484
Land	25	344	—	1,033	1,537
Total construction and development	6,776	6,266	6,039	6,997	9,021
Commercial:
Commercial real estate	67,617	68,858	67,274	71,579	69,788
Multi-family	5,451	5,508	5,450	1,032	2,086
Other	9,839	5,506	5,603	5,480	5,492
Total commercial	82,907	79,872	78,327	78,091	77,366
Consumer:
Home equity lines of credit	23,173	23,073	24,430	22,292	21,914
Second mortgages	40,121	43,013	45,051	47,034	48,866
Other	2,523	2,610	2,675	2,839	3,011
Total consumer	65,817	68,696	72,156	72,165	73,791
Total loans	374,697	380,066	386,029	388,577	395,228
Deferred loan costs, net	1,774	1,886	1,960	2,086	2,212
Allowance for loan losses	(4,574)	(4,612)	(4,600)	(4,589)	(4,858)
Loans Receivable, net	$371,897	$377,340	$383,389	$386,074	$392,582

  At June 30, 2015, the Company had $41.8 million in overall undisbursed loan commitments, which consisted primarily of unused commercial lines of credit, home equity lines of credit and available usage from active construction facilities. Included in the overall undisbursed commitments are the Company's "Approved, Accepted but Unfunded" pipeline, which includes approximately $7.4 million in construction and $20.6 million in commercial real estate loans and $2.0 million in residential mortgage loans expected to fund over the next 90 days. “We continue to see a surge in activity and growth in our commercial portfolio with our additional work in progress in current pipelines of $48.6 million,” said Mr. Weagley.

6

  Asset Quality

  Non-accrual loans were $1.4 million at June 30, 2015, as compared to $2.4 million at September 30, 2014 and $3.1 million at June 30, 2014. Other real estate owned, (“OREO”) was $1.4 million at June 30, 2015, as compared with $2.0 million at September 30, 2014 and $1.6 million at June 30, 2014, respectively. At July 1, 2015 the Company disposed of a residential property for $200,000, further reducing OREO to $1.2 million. Total performing troubled debt restructured loans were $109,000 at June 30, 2015, $1.0 million at September 30, 2014 and $1.2 million at June 30, 2014, respectively. The $900,000 decrease in troubled debt restructured loans at June 30, 2015 compared to September 30, 2014 was due to a commercial loan with an outstanding balance of approximately $900,000 being paid-off during the second quarter of fiscal 2015.

  At June 30, 2015, non-performing assets totaled $2.7 million, or 0.44 percent of total assets, as compared with $4.4 million, or 0.80 percent, at September 30, 2014 and $4.7 million, or 0.82 percent, at June 30, 2014. The decrease from June 30, 2014 reflects the Company’s continued diligence to satisfactorily work out certain problem assets. The portfolio of remaining non-accrual loans at June 30, 2015 comprised five residential real estate loans with an aggregate outstanding balance of approximately $566,000, four consumer loans with an aggregate outstanding balance of approximately $182,000, one construction and development loan with an outstanding balance of $12,000 and four commercial loans with an aggregate outstanding balance of $597,000 that were on non-accrual status at June 30, 2015. Of the non-accrual loans, two commercial loans to one borrower, with an aggregate balance of $499,000 were restructured during the quarter ended June 30, 2015. These loans are classified as troubled debt restructured loans at June 30, 2015. The borrower is currently making payments as agreed under the terms of the restructuring of principal and interest payments.

  The following table presents the components of non-performing assets and other asset quality data for the periods indicated.

(dollars in thousands, unaudited)
As of or for the quarter ended:	6/30/15	3/31/15	12/31/14	9/30/14	6/30/14
Non-accrual loans(1)	$1,357	$1,826	$2,334	$2,391	$3,092
Loans 90 days or more past due and still accruing	—	—	—	—	—
Total non-performing loans	1,357	1,826	2,334	2,391	3,092
Other real estate owned	1,366	1,430	1,494	1,964	1,645
Total non-performing assets	$2,723	$3,256	$3,828	$4,355	$4,737
Performing troubled debt restructured loans	$109	$109	$1,007	$1,009	$1,246

Non-performing assets / total assets	0.44%	0.52%	0.63%	0.80%	0.82%
Non-performing loans / total loans	0.36%	0.48%	0.60%	0.62%	0.78%
Net charge-offs (recoveries)	$38	$(12)	$79	$452	$(11)
Net charge-offs (recoveries) / average loans(2)	0.04%	0.01%	0.08%	0.19%	0.11%
Allowance for loan losses / total loans	1.22%	1.21%	1.19%	1.18%	1.23%
Allowance for loan losses / non-performing loans	337.07%	252.57%	197.09%	191.93%	157.1%

Total assets	$624,244	$631,106	$603,170	$542,264	$578,088
Total loans	374,697	380,066	386,029	388,577	395,228
Average loans	378,953	384,915	389,544	395,067	412,457
Allowance for loan losses	4,574	4,612	4,600	4,589	4,858

  _________________

(1)	Eleven loans totaling approximately $1.2 million or (86.3%) of the total non-accrual loan balance were making payments at June 30, 2015.
(2)	Annualized.

7

  The allowance for loan losses at June 30, 2015 amounted to approximately $4.6 million, or 1.22 percent of total loans, compared to 1.18 percent and 1.23 percent of total loans at September 30, 2014 and June 30, 2014, respectively. The Company had no provision for loan losses during the quarter ended June 30, 2015 compared to $183,000 and zero, respectively, during the quarters ended September 30, 2014 and June 30, 2014. Provision expense was lower during the quarter ended June 30, 2015 due to a decline in charge-offs history, generally, and lower charge-offs during the quarter ended June 30, 2015.

  Capital

  At June 30, 2015, our total shareholders' equity amounted to $79.8 million, or 12.79 percent of total assets compared to $76.8 million at September 30, 2014 and $76.7 million at June 30, 2014. The Company’s book value per common share was $12.17 at June 30, 2015, compared to $11.71 at September 30, 2014 and $11.69 at June 30, 2014.

  At June 30, 2015, the Bank’s ratio of tier 1 risk-based capital to risk-weighted assets was 17.32 percent and its ratio of tier 1 capital to adjusted total assets was 16.22 percent, compared to 20.75 percent and 19.50 percent, respectively, at September 30, 2014 and 19.96 percent and 18.71 percent, respectively, at June 30, 2014. At June 30, 2015, the Bank was in compliance with all applicable regulatory capital requirements.

  Non-GAAP Financial Measures

  Reported amounts are presented in accordance with accounting principles generally accepted in the United States of America ("GAAP"). The Company's management believes that the supplemental non-GAAP information provided in this press release is utilized by market analysts and others to evaluate a company's financial condition and, therefore, that such information is useful to investors. These disclosures should not be viewed as a substitute for financial results determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures presented by other companies.

  The Company’s other income is presented in the table below including and excluding net investment securities gains. The Company’s management believes that many investors desire to evaluate other income without regard for such gains.

(in thousands)
For the quarter ended:	6/30/15	3/31/15	12/31/14	9/30/14	6/30/14
Other income	$640	$745	$511	$446	$744
Less: Net investment securities gains	145	266	26	—	69
Other income, excluding net investment securities gains	$495	$479	$485	$446	$675

8

  “Efficiency ratio” is a non-GAAP financial measure and is defined as other expense, excluding certain non-core items, as a percentage of net interest income on a tax equivalent basis plus other income, excluding net securities gains, calculated as follows:

(dollars in thousands)
For the quarter ended:	6/30/15	3/31/15	12/31/14	9/30/14	6/30/14
Other expense	$3,273	$3,573	$3,661	$3,569	$4,179
Less: non-core items(1)	244	242	110	—	—
Other expense, excluding non-core items	$3,029	$3,331	$3,551	$3,569	$4,179

Net interest income (tax equivalent basis)	$3,898	$3,871	$3,575	$3,621	$3,837
Other income, excluding net investment securities gains	495	479	485	446	675
Total	$4,393	$4,350	$4,060	$4,067	$4,512

Efficiency ratio	69.0%	76.6%	87.5%	87.8%	92.6%

(1) Included in non-core items are professional fees of approximately $52,000, advertising expense of $12,000 and other operating expense of $180,000 for the quarter ended June 30, 2015. For the quarter ended March 31, 2015, included in non-core items were professional fees of approximately $97,000, advertising expense of $11,000 and other operating expense of $134,000.

  The Company’s efficiency ratio, calculated on a GAAP basis without excluding net investment securities gains and without deducting non-core items, from other expense follows:

For the quarter ended:	6/30/15	3/31/15	12/31/14	9/30/14	6/30/14
Efficiency ratio on a GAAP basis	67.6%	72.7%	87.2%	87.8%	91.4%

  Net interest margin, which is non-interest income as a percentage of average interest-earning assets, is presented on a fully tax equivalent (“TE”) basis as we believe this non-GAAP measure is the preferred industry measurement for this item. The TE basis adjusts GAAP interest income and yields for the tax benefit of income on certain tax-exempt investments using the federal statutory rate of 34% for each period presented. Below is a reconciliation of GAAP net interest income to the TE basis and the related GAAP basis and TE net interest margins for the periods presented:

(dollars in thousands)
For the quarter ended:	6/30/15	3/31/15	12/31/14	9/30/14	6/30/14
Net interest income (GAAP)	$3,838	$3,836	$3,561	$3,617	$3,826
Tax-equivalent adjustment(1)	60	35	14	4	11
TE net interest income	$3,898	$3,871	$3,575	$3,621	$3,837

Net interest income margin (GAAP)	2.57%	2.56%	2.60%	2.70%	2.75%
Tax-equivalent effect	0.04	0.02	0.01	—	0.01
Net interest margin (TE)	2.61%	2.58%	2.61%	2.70%	2.76%
(1) Reflects adjustment to GAAP interest income.

9

  The following table sets forth the Company’s consolidated average statements of condition for the periods presented.

Condensed Consolidated Average Statements of Condition (unaudited)
(in thousands)
For the quarter ended:	6/30/15	3/31/15	12/31/14	9/30/14	6/30/14
Investment securities	$178,713	$151,746	$114,129	$103,458	$114,631
Loans	378,953	384,915	389,544	395,067	412,457
Allowance for loan losses	(4,649	(4,614	(4,600	(4,851	(4,829)
All other assets	76,915	95,921	77,776	71,930	65,131
Total assets	$629,932	$627,968	$576,849	$565,604	$587,390
Non-interest bearing deposits	$28,943	$27,002	$26,770	$26,057	$24,834
Interest-bearing deposits	415,646	419,367	393,225	408,937	430,780
Borrowings	96,462	94,556	72,945	47,998	49,014
Other liabilities	8,674	7,272	6,151	5,549	6,551
Shareholders’ equity	80,207	79,771	77,758	77,063	76,211
Total liabilities and shareholders’ equity	$629,932	$627,968	$576,849	$565,604	$587,390

  About Malvern Bancorp

  Malvern Bancorp, Inc. is the holding company for Malvern Federal Savings Bank. Malvern Federal Savings Bank is a federally-chartered, FDIC-insured savings bank that was originally organized in 1887 and now serves as one of the oldest banks headquartered on the Philadelphia Main Line. For more than a century, Malvern Federal has been committed to helping people build prosperous communities as a trusted financial partner, forging lasting relationships through teamwork, respect and integrity. The Bank conducts business from its headquarters in Paoli, Pennsylvania, a suburb of Philadelphia, as well as seven other financial centers located throughout Chester and Delaware Counties, Pennsylvania. Its primary market niche is providing personalized service to its client base. The Bank focuses its lending activities on retail clients, commercial lending to small and medium-sized businesses, real estate developers and high net worth individuals.

  For further information regarding Malvern Bancorp, Inc., please visit our web site at http://www.malvernfederal.com

  Forward-Looking Statements

  This press release contains certain forward looking statements. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include words like "believe," "expect," "anticipate," "estimate" and "intend" or future or conditional verbs such as "will," "would," "should," "could" or "may." Certain factors that could cause actual results to differ materially from expected results include changes in the interest rate environment, changes in general economic conditions, legislative and regulatory changes that adversely affect the business of Malvern Bancorp, Inc., and changes in the securities markets. Except as required by law, the Company does not undertake any obligation to update any forward-looking statements to reflect changes in beliefs, expectations or events.

10

  MALVERN BANCORP, INC AND SUBSIDIARIES

  CONSOLIDATED STATEMENTS OF CONDITION

(in thousands, except for share and per share data)	June 30, 2015	September 30, 2014
	(Unaudited)
ASSETS
Cash and due from depository institutions	$3,460	$1,203
Interest bearing deposits in depository institutions	20,833	17,984
Total cash and cash equivalents	24,293	19,187
Investment securities available for sale, at fair value	130,509	100,943
Investment securities held to maturity (fair value of $58,181 and $0)	59,243	—
Restricted stock, at cost	4,369	3,503
Loans held for sale	657	—
Loans receivable, net of allowance for loan losses	371,897	386,074
Other Real estate owned	1,366	1,964
Accrued interest receivable	2,404	1,322
Property and equipment, net	6,502	6,823
Deferred income taxes, net	2,816	2,376
Bank-owned life insurance	18,659	18,264
Other assets	1,529	1,808
Total assets	$624,244	$542,264
LIABILITIES
Deposits:
Non-interest bearing	$26,877	$23,059
Interest-bearing:	416,341	389,894
Total deposits	443,218	412,953
FHLB Advances	93,000	48,000
Advances from borrowers for taxes and insurance	4,245	1,786
Accrued interest payable	346	149
Other liabilities	3,623	2,604
Total liabilities	544,432	465,492
SHAREHOLDERS’ EQUITY
Preferred stock, $0.01 par value, 10,000,000 shares, authorized, no issued	—	—
Common stock, $0.01 par value, authorized 40,000,000 shares authorized, issued and outstanding: 6,558,473 shares at June 30, 2015 and September 30, 2014	66	66
Additional paid in capital	60,346	60,317
Retained earnings	22,650	20,116
Unearned Employee Stock Ownership Plan (ESOP) shares	(1,811)	(1,922)
Accumulated other comprehensive loss	(1,439)	(1,805)
Total shareholders’ equity	79,812	76,772
Total liabilities and shareholders’ equity	$624,244	$542,264

11

  MALVERN BANCORP, INC AND SUBSIDIARIES

  CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended June 30,		Nine Months Ended June 30,
(in thousands, except for share data)	2015	2014	2015	2014
(unaudited)
Interest and Dividend Income
Loans, including fees	$4,028	$4,476	$12,356	$13,448
Investment securities, taxable	859	519	2,151	1,623
Investment securities, tax-exempt	172	29	305	137
Dividends, restricted stock	65	54	244	87
Interest-bearing cash accounts	15	13	62	40
Total Interest and Dividend Income	5,139	5,091	15,118	15,335
Interest Expense
Deposits	843	980	2,561	3,046
Borrowings	458	285	1,322	810
Total Interest Expense	1,301	1,265	3,883	3,856
Net interest income	3,838	3,826	11,235	11,479
Provision for Loan Losses	—	—	90	80
Net Interest Income after Provision for Loan Losses	3,838	3,826	11,145	11,399
Other Income
Service charges and other fees	286	230	820	712
Rental income-other	61	63	189	191
Net gains on sales of investments, net	145	69	437	83
Loss on disposal of fixed assets	—	(41)	—	(41)
Net gains on sale of loans, net	16	283	55	339
Earnings on bank-owned life insurance	132	140	395	425
Total Other Income	640	744	1,896	1,709
Other Expense
Salaries and employee benefits	1,333	1,995	4,611	6,134
Occupancy expense	407	571	1,296	1,676
Federal deposit insurance premium	203	184	554	552
Advertising	54	101	199	475
Data processing	312	295	915	933
Professional fees	364	463	1,141	1,638
Other real estate owned (income) expense, net	32	74	(63)	171
Other operating expenses	568	496	1,854	1,496
Total Other Expense	3,273	4,179	10,507	13,075
Income before income tax expense	1,205	391	2,534	33
Income tax expense	—	—	—	4
Net Income	$1,205	$391	$2,534	$29

Earnings per common share
Basic	$0.19	$0.06	$0.40	$0.00
Weighted Average Common Shares Outstanding
Basic	6,395,126	6,380,726	6,391,514	6,377,114

12

MALVERN BANCORP, INC AND SUBSIDIARIES SELECTED QUARTERLY FINANCIAL AND STATISTICAL DATA

	Three Months Ended
(in thousands, except for share and per share data) (annualized where applicable)	6/30/2015	3/31/2015	6/30/2014
(unaudited)
Statements of Operations Data

Interest income	$5,139	$5,166	$5,091
Interest expense	1,301	1,330	1,265
Net interest income	3,838	3,836	3,826
Provision for loan losses	—	—	—
Net interest income after provision for loan losses	3,838	3,836	3,826
Other income	640	745	744
Other expense	3,273	3,573	4,179
Income before income tax expense	1,205	1,008	391
Income tax expense	—	—	—
Net income	$1,205	$1,008	$391
Earnings (per Common Share
Basic	$0.19	$0.16	$0.06
Statements of Condition Data (Period-End)
Investment securities available for sale, at fair value	$130,509	$113,557	$104,985
Investment securities held to maturity (fair value of $58,181, $50,312 and $0)	59,243	50,697	—
Loans, net of allowance for loan losses	371,897	377,340	392,582
Total assets	624,244	631,106	578,088
Deposits	443,218	444,146	446,036
Borrowings	93,000	98,000	48,000
Shareholders' equity	79,812	80,026	76,667
Common Shares Dividend Data
Cash dividends	$—	$—	$—
Weighted Average Common Shares Outstanding
Basic	6,395,126	6,391,521	6,380,726
Operating Ratios
Return on average assets	0.77	0.64	0.27%
Return on average equity	6.01	5.05	2.05%
Average equity / average assets	12.73	12.70	12.97%
Book value per common share (period-end)	$12.17	$12.20	$11.69
Non-Financial Information (Period-End)
Common shareholders of record	488	494	461
Full-time equivalent staff	71	76	95

  13